Exhibit 1.1

CHASE ISSUANCE TRUST

CHASESERIES

CLASS A(2008-14) NOTES

TERMS AGREEMENT

Dated: September 25, 2008

To:	CHASE BANK USA, NATIONAL ASSOCIATION (the “Bank”)

Re:	Underwriting Agreement dated August 1, 2008

Series Designation: CHASEseries

Underwriter:

The Underwriter named on Schedule I attached hereto is the “Underwriter” for the purpose of this Terms Agreement (this “Agreement”) and for the purposes of the above referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein in its entirety and made a part hereof.

Terms of the Class A(2008-14) Notes:

Initial Principal Amount	Interest Rate or Formula	Price to Public
$250,000,000	One-month LIBOR plus 1.60% per annum	100.0000%

Interest Payment Dates: The 15th of each month or if that day is not a Business Day, as defined in the Indenture, the next succeeding Business Day, commencing October 15, 2008.

Note Ratings: “AAA” by Standard & Poor’s Rating Services and Fitch, Inc. and “Aaa” by Moody’s Investors Service, Inc.

Indenture: The Third Amended and Restated Indenture, dated as of December 19, 2007, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee, and acknowledged and accepted by the Bank, as Servicer.

Asset Pool One Supplement: The Second Amended and Restated Asset Pool One Supplement, dated as of December 19, 2007, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral

Agent, and acknowledged and accepted by the Bank, as Transferor, Servicer and Administrator.

Indenture Supplement: The Amended and Restated CHASEseries Indenture Supplement, dated as of October 15, 2004, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Terms Document: The Class A(2008-14) Terms Document, dated as of September 30, 2008, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Transfer and Servicing Agreement: The Third Amended and Restated Transfer and Servicing Agreement, dated as of December 19, 2007, among the Bank, as Transferor, Servicer and Administrator, Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

First USA Pooling and Servicing Agreement: The Third Amended and Restated Pooling and Servicing Agreement, dated as of December 19, 2007, between the Bank, as Transferor and Servicer, and BNY Mellon Trust of Delaware (formerly known as BNYM (Delaware)), as trustee (the “FUSA Master Trust Trustee”).

First USA Series Supplement: The Amended and Restated Series 2002-CC Supplement, dated as of October 15, 2004, between the Bank, as Transferor and Servicer, and the FUSA Master Trust Trustee.

Chase Pooling and Servicing Agreement: The Fifth Amended and Restated Pooling and Servicing Agreement, dated as of December 19, 2007, between the Bank, as Transferor and Servicer and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee for the Chase Credit Card Master Trust (the “Chase Master Trust Trustee”) and paying agent.

Chase Series Supplement: The Series 2004-CC Supplement, dated as of October 20, 2004, between the Bank, as Transferor and Servicer, and the Chase Master Trust Trustee.

Purchase Price:

The purchase price payable by the Underwriter for the Notes covered by this Agreement will be the following percentage of the principal amounts to be issued:

Per Class A(2008-14) Notes: 99.7750%

Registration Statement: 333-145109.

Underwriting Discounts and Commissions, Selling Concessions and Reallowance:

The Underwriter’s discounts and commissions, the selling concessions that the Underwriter may allow to certain dealers, and the discounts that such dealers may reallow to certain other dealers, each expressed as a percentage of the principal amount of the Class A(2008-14) Notes, shall be as follows:

Underwriting Discounts and Commissions	Selling Concessions	Reallowance
0.2250%	0.1350%	0.0675%

Underwriter’s Information: The information furnished by the Underwriter through the Representative for purposes of subsection 8(b) of the Underwriting Agreement consists of the chart and the third and seventh paragraphs under the heading “Underwriting” in the Prospectus Supplement.

Most Recent Quarterly Filing Date: August 1, 2008.

Closing Date: Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriter, the Bank and the Issuing Entity hereby agree that the Closing Date shall be September 30, 2008, 10:30 a.m., New York Time.

Applicable Time: 12:00 p.m. (New York Time) on September 25, 2008

Location of Closing: Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036.

Payment for the Notes:

The Underwriter agrees, subject to the terms and provisions of the above referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the above referenced Series of Notes set forth opposite its name on Schedule I hereto.

J.P. MORGAN SECURITIES INC.
As Representative of the
Underwriter named in
Schedule I hereto

By:	/s/ R. Eric Wiedelman
Name:	R. Eric Wiedelman
Title:	Executive Director

Accepted:

CHASE BANK USA, NATIONAL ASSOCIATION

By:	/s/ Keith W. Schuck
Name:	Keith W. Schuck
Title:	President

CHASE ISSUANCE TRUST

By:	CHASE BANK USA, NATIONAL ASSOCIATION, not in its individual capacity but solely as Beneficiary on behalf of the Issuing Entity

By:	/s/ Keith W. Schuck
Name:	Keith W. Schuck
Title:	President

Chase Issuance Trust

CHASESeries Class A(2008-14) Terms Agreement

Signature Page

SCHEDULE I

UNDERWRITER

$250,000,000 Principal Amount of CHASEseries Class A(2008-14) Notes

Principal Amount
J.P. Morgan Securities Inc.	$250,000,000

Total	$250,000,000

ANNEX I

TIME OF SALE INFORMATION

•	Preliminary Prospectus Supplement, dated as of September 25, 2008.

ANNEX II

ISSUER FREE WRITING PROSPECTUSES

•	Class A(2008-14) Transaction Summary dated September 25, 2008